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                                                                      Exhibit 21

                    SUBSIDIARIES OF TEXAS UTILITIES COMPANY


                                              STATE OR COUNTRY OF INCORPORATION

Texas Utilities Electric Company                              Texas
Southwestern Electric Service Company                         Texas
Texas Utilities Australia Pty. Ltd.                         Australia
Texas Utilities Fuel Company                                  Texas
Texas Utilities Mining Company                                Texas
Texas Utilities Services, Inc.                                Texas
Basic Resources Inc.                                          Texas
Chaco Energy Company                                       New Mexico
Texas Utilities Properties Inc.                               Texas
Texas Utilities Communications Inc.                           Texas